Exhibit B

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) relating to certain American Depository Shares of Gravity Co., Ltd., a Korean company (“Gravity”), is entered into this June 23, 2008, by and between GUNGHO ONLINE ENTERTAINMENT INC., a Japanese company (the “Buyer”), and LAGRANGE CAPITAL PARTNERS, L.P., a Delaware limited partnership (the “Seller”). The Buyer and the Seller are sometimes referred to herein each individually as a “Party” and collectively as the “Parties”.

R E C I T A L S

WHEREAS, the Seller is the beneficial owner of 1,378,166 American Depository Shares of Gravity (the “Shares”), each representing one-fourth of one share of common stock of Gravity;

WHEREAS, the Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller all of the Shares at a purchase price of $1.50 per Share and upon the terms and conditions contained in this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and subject to the conditions hereinafter set forth, the Parties agree as follows:

1. Purchase of Shares.

1.1 Transfer of Shares. Subject to all of the terms and conditions hereof, the Seller shall sell and transfer to the Buyer, and the Buyer shall purchase, all of the Shares, free and clear of any lien, pledge, mortgage, hypothecation, charge, claim, security interest, right, title defect, encumbrance, burden or other similar restriction (“Liens”).

1.2 Purchase Price and Payment. The total purchase price for the Shares shall be $2,067,249 (the “Purchase Price”).

2. Closing of Transactions.

2.1 The Closing. The purchase and sale of the Shares (the “Closing”) shall take place at 4:15 PM on June 23, 2008 (New York Time), or on such other time and date as the Parties may agree. At the Closing, (i) the Seller shall cause the Shares to be delivered to an account designated by the Buyer against (ii) delivery by the Buyer to an account designated by the Seller of the Purchase Price, in the case of (i) and (ii) of this Section 2.1, in such form and at such place as the Parties may agree.

3. Representations and Warranties of the Seller.

The Seller hereby represents and warrants to the Buyer as follows:

3.1 Corporate Status. The Seller is a limited partnership duly formed and validly existing under the laws of Delaware.

3.2 Title to Shares. The Seller is the record and beneficial owner of, and has good and valid title to, all of the Shares, and the Shares are free and clear of any Liens. There are no agreements between the Seller and any other Person (as defined in Section 7) with respect to the voting of, or any matter pertaining to, the Shares. The sale and delivery of the Shares as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction. Upon the Closing, the Buyer will acquire good and valid title to the Shares, free and clear of any Liens. The Shares comprise all of the securities of Gravity, and any interest in such securities, that the Seller beneficially owns or holds, directly or indirectly.

3.3 Authority. The Seller has full and absolute legal right and all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and is the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors rights generally or by general principles of equity.

3.4 Consents. Except as contemplated by this Agreement, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation by the Seller of the transactions contemplated hereby.

3.5 Noncontravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby nor any compliance by the Seller of any provisions hereof will (i) conflict with, or result in any violations of, any term, condition or provision of the Seller’s organizational documents, (ii) violate any law, statute, rule or regulation or order, writ, injunction, judgment or decree of any governmental entity applicable to the Seller or any of its properties or (iii) result in a Lien on or against any assets, rights or properties of the Seller. The Seller is not a party to or bound by any contract, agreement, obligation or commitment which prohibits or restricts its execution or delivery of this Agreement, or which prohibits or restricts in any manner the Seller’s performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

3.6 MNPI. The Seller acknowledges that (i) the Buyer or Gravity may possess material non-public information regarding the Shares or Gravity (“MNPI”) to which the Seller is not privy, and (ii) the Seller has been offered, but has declined, the opportunity to receive MNPI from the Buyer and Gravity. In connection with the transactions contemplated hereby, the Seller represents that it will not pursue any claim against the Buyer or Gravity based on or relating to the existence or possession of MNPI.

3.7 Independent Decision. The Seller’s decision to sell the Shares hereunder has not been solicited in any way by the Buyer or Gravity and is based entirely upon the Seller’s own research, and the Seller has not relied upon the Buyer or Gravity (other than with respect to public filings made by Gravity) in any way for information or otherwise in making the decision to sell the Shares hereunder.

4. Representations and Warranties of the Buyer.

The Buyer hereby represents and warrants to the Seller as follows:

4.1 Corporate Status. The Buyer is a corporation duly incorporated and validly existing under the laws of Japan.

4.2 Authority. The Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and is the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors rights generally or by general principles of equity.

4.3 Consents. Except as contemplated by this Agreement, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation by the Buyer of the transactions contemplated hereby.

4.4 Noncontravention. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby nor any compliance by the Buyer of any provisions hereof will (i) conflict with, or result in any violations of, any term, condition or provision of the Buyer’s organizational documents, (ii) violate any law, statute, rule or regulation or order, writ, injunction or decree of any governmental entity applicable to the Buyer or any of its properties or (iii) result in a Lien on or against any assets, rights or properties of the Buyer.

4.5 Source of Funds. The consideration to be used by the Buyer to pay the Purchase Price was not, and will not be, directly or indirectly derived from, or contributed to the Buyer by, Gravity.

5. Trade Restriction. Except for the transaction contemplated by this Agreement, the Seller hereby agrees not to acquire or dispose of any securities of Gravity or any interest therein until after the end of the second trading day of The NASDAQ Stock Market after Gravity’s financial results for the quarter ending on March 31, 2008 are made publicly available by Gravity.

6. Termination. This Agreement may be terminated (i) by mutual consent of the Buyer and the Seller at any time or (ii) by either Party giving notice to the other Party if the Closing has not occurred on or before June 30, 2008, or such later date as the Parties may agree upon.

7. Indemnity. Each Party (the “Indemnifying Person”) shall indemnify and hold the other Party, its Affiliates (as defined in this Section 7), and their respective directors, officers, employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any investigations, suits or proceedings (in any forum) and any costs, fines or penalties, asserted claims, damages, losses and expenses, including reasonable attorneys’ fees and expenses (collectively, “Losses”) resulting from, arising out of, or incurred in connection with (i) any failure of any representation or warranty made by the Indemnifying Person to be true and correct as of the date of this Agreement or as of, and as if made on, the Closing Date, or (ii) any nonfulfillment or breach of any covenant or agreement made by the Indemnifying Person in this Agreement. “Affiliate” means, with respect to any Person (the “First Person”), each Person that controls, is controlled by or is under common control with the First Person. “Person” means any individual or entity.

8. Miscellaneous.

8.1 Entire Agreement; Successors and Assigns. This Agreement constitutes the entire contract between the Parties relative to the subject matter hereof and neither of the Parties shall be liable or bound to the other in any manner by any warranties, representations or covenants except as specifically set forth herein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the Parties.

8.2 Expenses. Each Party shall bear its expenses, costs and fees (including attorneys’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement.

8.3 Assignment. This Agreement shall not be assignable by either Party without the prior written consent of the other Party and any attempt to assign this Agreement without such consent shall be void and of no effect.

8.4 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6 Notice. Any notice hereunder shall be made in writing by overnight courier, personal delivery, facsimile or email (if telephonically confirmed), in each case to:

If to the Buyer:
2-2 Yurakucho 1-chome, Chiyoda-ku, Tokyo 100-0006, Japan Attention: Machiko Yagashiro Facsimile: +81-3-5511-1401 Telephone: +81-3-5511-1400 Email: myagashiro@gungho.jp

If to the Seller:
570 Lexington Avenue
27th Floor
New York, New York 10022
Attention: Frank L. Johnson Facsimile: 212-993-7056 Telephone: 212-993-7061
Email: gjohnson@lagrangecapital.com

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

8.8 Jurisdiction. Each of Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.6 of this Agreement.

8.9 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10 Headings. The headings of the sections of this Agreement are for convenience only and shall not by themselves determine the interpretation of this Agreement.

8.11 Amendment or Waiver of Agreement. The provisions of this Agreement may not be amended or waived except by a written instrument signed by both the Buyer and the Seller.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the date first set forth above.

BUYER:	GUNGHO ONLINE ENTERTAINMENT INC.

	By:	/s/ Kazuki Morishita
	Name:	Kazuki Morishita
	Title:	President & CEO

SELLER:	LAGRANGE CAPITAL PARTNERS, L.P.

By: LaGrange Capital Management, L.L.C., its General Partner

	By:	/s/ Frank LaGrange Johnson
	Name:	Frank LaGrange Johnson
	Title:	Sole Member